UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE TO

           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                                --------------

                           MAGNA ENTERTAINMENT CORP.
                           (Name of Subject Company)

                             MI DEVELOPMENTS INC.
                      (Name of Filing Person -- Offeror)

          CLASS A SUBORDINATE VOTING STOCK, PAR VALUE $0.01 PER SHARE
                        (Title of Class of Securities)

                                  559211 10 7
                     (CUSIP Number of Class of Securities)

                               Edward C. Hannah
                             MI Developments Inc.
                                337 Magna Drive
                            Aurora, Ontario L4G 7K1
                                (905) 713-6322

                                  -Copies to-

                               Scott M. Freeman
                        Sidley Austin Brown & Wood LLP
                              787 Seventh Avenue
                              New York, NY 10019
                                (212) 839-5300

                               ----------------

                    (Name, address and telephone number of
                   person authorized to receive notices and
                  communications on behalf of filing persons)

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

           [X] third-party tender offer subject to Rule 14d-1.
           [ ] issuer tender offer subject to Rule 13e-4.
           [X] going-private transaction subject to Rule 13e-3.
           [ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

This Tender Offer Statement on Schedule TO is filed by MI Developments Inc., an Ontario, Canada corporation ("MID").

ITEM 11                   Additional Information
-------                   ----------------------

MID filed a press release on September 16, 2004, a copy of which is incorporated herein by reference as Exhibit (a)(5)(I), announcing its decision not to proceed with its proposed offer to acquire all of the outstanding shares of Class A Subordinate Voting Stock of Magna Entertainment Corp.

ITEM 12                   Exhibits
-------                   --------

(a)(5)(I) Press Release of MID dated September 16, 2004 (incorporated by reference to Exhibit 99 to MID's Form 6-K filed on September 16, 2004).


                                 EXHIBIT INDEX

EXHIBIT
NUMBER               DESCRIPTION
------               -----------

(a)(5)(I)           Press Release of MID dated September 16, 2004
                    (incorporated by reference to Exhibit 99 to MID's Form 6-K filed on Peptember 16, 2004). S